As filed with the Securities and Exchange Commission on December 16, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Forafric Global PLC

(Exact name of registrant as specified in its charter)

Gibraltar	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Unit 5.3, Madison Building, Midtown

Queensway, Gibraltar GX11 1AA

(Address of Principal Executive Offices)

Forafric 2022 Long Term Employee Share Incentive Plan
(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name and address of agent for service)

+1 302 738 6680

(Telephone number, including area code, of agent for service)

With a copy to:

Mark S. Selinger, Esq.

Eyal Peled, Esq.

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Telephone: 212.801.9221

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement and will be sent or given to employees in accordance with the provisions of Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s prospectus dated May 12, 2022, filed with the Commission on May 12, 2022 pursuant to Rule 424(b) under the Securities Act (File No. 333-262126) (the “Form S-4 Prospectus”), relating to the Company’s registration statement on Form S-4 (File No. 333-262126) filed with the Commission on May 6, 2022, including any amendment or report filed with the Commission for the purpose of updating, amending or otherwise modifying such prospectus;

(b)	The Company’s Reports on Form 8-K filed with the Commission on June 15, 2022, and on Form 6-K filed with the Commission August 8, 2022, August 17, 2022, September 13, 2022 and November 3, 2022; and

(c)	The description of the Company’s securities contained in the Registration Statement on Form 8-A filed with the Commission on June 9, 2022, under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof from the respective dates of filing of such documents. Reports on Form 6-K that the Company furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.

Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a subsequent statement contained herein or in a subsequently filed or furnished document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this Registration Statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to article 297 of the Company’s Memorandum and Articles of Association, a relevant director of the Company or an associated company may be indemnified out of the Company’s assets against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company. Article 297 provides that the above does not authorize any indemnity which would be prohibited or rendered void by any provision of the Companies Act 2014 of the Laws of Gibraltar, as amended or re-enacted from time to time (the “Companies Act”), or by any other provision of law.

Under section 231 of the Companies Act, any provision (whether in the articles or in a contract with a company) exempting or indemnifying any officer of the Company for negligence, default or breach of duty is void. However, the Company may, if permitted by its articles or a contract:

(a)	indemnify a director as to the costs of successful court proceedings; and/or

(b)	purchase and maintain for any director insurance for any liability referred to in section 231.

Any person not being the Company may indemnify a director against any liability referred to in section 231.

In addition, the Company has entered into indemnification agreements with each of its directors. These indemnification agreements provide the directors with contractual rights to indemnification and expense advancement. These indemnification agreements require the Company, among other things, to indemnify its directors against all liabilities, costs, expenses, damages and losses (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other reasonable professional costs and expenses) that may arise by reason of their status or service. These indemnification agreements will also require the Company to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of Forafric Global PLC’s Form 8-A (File No. 001-41416), filed with the SEC on June 9, 2022).
5.1	Opinion of Hassans International Law Firm Limited.
23.1	Consent of Hassans International Law Firm (included in Exhibit 5.1)
23.2	Consent of UHY LLP
23.3	Consent of Marcum LLP
24.1	Power of Attorney (included on signature page)
99.1	Forafric 2022 Long Term Employee Share Incentive Plan.
107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Casablanca, Morocco on December 16, 2022.

FORAFRIC GLOBAL PLC

By:	/s/ Saad Bendidi
Name:	Saad Bendidi
Title:	Chairman and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Saad Bendidi and Julien Benitah, jointly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Saad Bendidi	Chairman and Director	December 16, 2022
Saad Bendidi	(Principal Executive Officer)

/s/ Julien Benitah	CFO and Director	December 16, 2022
Julien Benitah	(Principal Financial and Accounting Officer)

/s/ Franco Cassar	Director	December 16, 2022
Franco Cassar

/s/ James Lasry	Director	December 16, 2022
James Lasry

/s/ Paul Packer	Director	December 16, 2022
Paul Packer

/s/ Ira Greestein	Director	December 16, 2022
Ira Greestein

/s/ Rachel Bitan	Director	December 16, 2022
Rachel Bitan

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Forafric Global PLC, has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on December 16, 2022.

By:	/s/ Donald Puglisi
Name:	Donald Puglisi
Title:	Managing Director
Puglisi & Associates